Filed Pursuant to Rule 433

Registration Number 333-276739

International Business Machines Corporation

November 13, 2026

Pricing Term Sheet

¥66,300,000,000 2.869% Notes due 2029

¥28,700,000,000 3.250% Notes due 2031

¥13,800,000,000 3.610% Notes due 2033

(together, the “Notes”)

This pricing term sheet (this “Pricing Term Sheet”) supplements the prospectus supplement issued by International Business Machines Corporation on November 9, 2026 (the “Preliminary Prospectus Supplement”) and the accompanying prospectus dated January 29, 2024 (the “Prospectus”) and supersedes the information in the Preliminary Prospectus Supplement and Prospectus. Other information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein. Otherwise, this Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the Prospectus and should be read together with the Preliminary Prospectus Supplement, the Prospectus and the documents incorporated or deemed to be incorporated by reference therein before a decision is made to invest in the Notes.

Terms Applicable to the Notes

Issuer:	International Business Machines Corporation
Issuer Legal Entity Identifier:	VGRQXHF3J8VDLUA7XE92
Expected Ratings*:	A3 / A- / A- (Moody’s/S&P/Fitch)
Format:	SEC Registered (Global Yen)
Ranking:	Senior Unsecured
Trade Date:	November 13, 2026 (Tokyo time)
Settlement Date**:	November 19, 2026 (T+4 Tokyo business days)
Joint Bookrunning Managers:	Mizuho Securities USA LLC MUFG Securities EMEA plc SMBC Nikko Securities America, Inc.
Stabilization Manager:	Mizuho Securities USA LLC
Listing:	None
Day Count Convention:	30/360
Business Day Convention:	Following, unadjusted
Business Days:	New York, London and Tokyo
Minimum Denominations:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof
Clearing:	Euroclear / Clearstream

Japanese Selling Restrictions:	Qualified Institutional Investors only (Tekikaku Kikan Toshika Gentei)
Governing Law:	New York

Terms Applicable to Each Series of Notes

Size:	2029 Notes: ¥66,300,000,000 2031 Notes: ¥28,700,000,000 2033 Notes: ¥13,800,000,000
Maturity:	2029 Notes: November 19, 2029 2031 Notes: November 19, 2031 2033 Notes: November 18, 2033
Coupon (payable semi-annually):	2029 Notes: 2.869% 2031 Notes: 3.250% 2033 Notes: 3.610%
Interest Payment Dates:	2029 Notes: May 19 and November 19 of each year 2031 Notes: May 19 and November 19 of each year 2033 Notes: May 19 and November 19 of each year (short last coupon)
First Interest Payment Date:	2029 Notes: May 19, 2027 2031 Notes: May 19, 2027 2033 Notes: May 19, 2027
Benchmark:	TONA-based Yen Mid Swaps, quoted on Bloomberg screen “GDCO44051” on the Trade Date, rounded up to the third decimal place
Mid Swaps Yield:	2029 Notes: 2.019% 2031 Notes: 2.250% 2033 Notes: 2.460%
Spread to Mid Swaps:	2029 Notes: +85 bps 2031 Notes: +100 bps 2033 Notes: +115 bps
Yield to Maturity:	2029 Notes: 2.869% 2031 Notes: 3.250% 2033 Notes: 3.610%
Par Call:	2029 Notes: N/A 2031 Notes: On or after October 19, 2031 (1 month prior to maturity) 2033 Notes: On or after September 18, 2033 (2 months prior to maturity)

Price to Public:	2029 Notes: 100.000%, plus accrued interest, if any, from November 19, 2026
2031 Notes: 100.000%, plus accrued interest, if any, from November 19, 2026
2033 Notes: 100.000%, plus accrued interest, if any, from November 19, 2026
Underwriting Discount:	2029 Notes: 0.450% 2031 Notes: 0.500% 2033 Notes: 0.550%
Net Proceeds to the Issuer (before expenses):	¥108,282,250,000
CUSIP / ISIN / Common Code:	2029 Notes: 459200 ME8 / XS3569250338 / 356925033 2031 Notes: 459200 MF5 / XS3569250411 / 356925041 2033 Notes: 459200 MG3 / XS3569250502 / 356925050

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: We expect that delivery of the Notes will be made to investors on or about November 19, 2026, which will be the fourth business day following the date of this Pricing Term Sheet (such settlement being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one New York business day (as such term is used for purposes of Rule 15c6-1 of the Exchange Act), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the first New York business day preceding the settlement date will be required, by virtue of the fact that the Notes will initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement; such purchasers should consult their own advisors in this regard.

The Notes will be represented by beneficial interests in fully registered global notes, which will be registered in the name of, and shall be deposited on or about November 19, 2026 with, a common depositary for, and in respect of interests held through, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”). Any Notes represented by global notes held by a nominee of Euroclear or Clearstream will be subject to the then applicable procedures of Euroclear and Clearstream, as applicable.

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended, the “FIEL”). The solicitation relating to the Notes in Japan constitutes a “solicitation targeting QIIs” as defined in Article 23-13, Paragraph 1 of the FIEL, and the Notes may not be transferred to any person other than a QII. See “Notice to Prospective Investors in Japan” in the Preliminary Prospectus Supplement.

This Pricing Term Sheet is not a prospectus for the purposes of Regulation (EU) 2017/1129 or for the purposes of the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”).

MiFID II and UK MiFIR – professionals/ECPs-only / No PRIIPs KID or DISC disclosure document – Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No key information document under Regulation (EU) No 1286/2014 (as amended) or disclosure document required by the FCA Product Disclosure Sourcebook has been prepared as not available to retail investors in the EEA or the United Kingdom.

The communication of this Pricing Term Sheet and any other document or materials relating to the issue of the Notes is not being made, and such documents or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This document and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Pricing Term Sheet relates will be engaged in only with relevant persons.

Relevant stabilization regulations including FCA/ICMA will apply.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC toll-free at +1-866-271-7403, by emailing MUFG Securities EMEA plc at legal-primarymarkets@int.sc.mufg.jp, or by calling SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856 or emailing prospectus@smbcnikko-si.com.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.